OMB APPROVAL

                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden hours per
                                    response  . . . . . . . . . . . . .  0.5

                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                     1940


1.  Name and Address of Reporting Person*
    Borden, Inc. (See Annex A)
    (Last)                 (First)              (Middle)
    180 East Broad Street
    (Street)
    Columbus,              OH                    43215
    (City)                 (State)                 (Zip)


2.  Date of Event Requiring Statement
    (Month/Day/Year)
        12/18/98


3.  IRS or Social Security Number of Reporting Person
    (Voluntary)



4.  Issuer Name and Ticker or Trading Symbol
    Spurlock Industries, Inc.    Symbol:  OTC BB:SKII


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)
          Director                        X   10% Owner
    -----                               -----
          Officer (give title above)          Other (specify below)
    -----                               -----


6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)
          Form filed by One Reporting Person
    -----
      X   Form filed by More than One Reporting Person
    -----

           Table I -- Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)
    Common Stock, no par value per share


2.  Amount of Securities Beneficially Owned (Instr. 4)
    0


3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)
    I


4.  Nature of Indirect Beneficial Ownership (Instr. 5)
    See Annex B


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
          (Print or Type Responses)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable                     Expiration Date


3.  Title and Amount of Securities Underlying Derivative
    Security (Instr. 4)
    Title                     Amount or Number of Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership (Instr. 5)

Explanation of Responses:  See Annexes A and B


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information con-tained in this form are not required to respond unless the form displays a currently valid OMB Number.

    /s/ Ellen G. Berndt                             12-28-98

    -------------------------------             ---------------
    Borden, Inc.                                     Date
    by:  Ellen G. Berndt



    /s/Phyllis Yeatman                              12-28-98

    -------------------------------             ---------------
    Borden Holdings, Inc.                            Date
    by:  Phyllis Yeatman



    /s/Phyllis Yeatman                              12-28-98

    -------------------------------             ---------------
    BW Holdings, LLC                                 Date
    by:  Whitehall Associates,
         L.P., its managing member
    by:  Borden Holdings, Inc.
         Attorney-in-fact